                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

     The undersigned hereby agree that the Statement on Schedule 13D, dated October 23, 2000 ("Schedule 13D"), with respect to the Common Stock of Splash Technology Holdings, Inc., is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13D and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of October 23, 2000.


                                            Vancouver Acquisition Corp.


                                            By:  /s/ Guy Gecht
                                               ---------------------------------
                                               Name:   Guy Gecht
                                               Title:  President



                                            Electronics For Imaging, Inc.


                                            By:  /s/ Fred Rosenzweig
                                                --------------------------------
                                               Name:  Fred Rosenzweig
                                               Title: President and Chief
                                                      Operating Officer


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